Exhibit 5.1

7800 Rancharrah Parkway Reno, NV 89511 PH (775) 788-2200 | FX (775) 786-1177 fennemorelaw.com

June 3, 2024

Loop Media, Inc.

700 N. Central Ave., Suite 430

Glendale, CA 91203

Re:	Report on Form 8-K for Loop Media, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Loop Media, Inc., a Nevada corporation (the “Company”), in connection with the filing of a report on form 8-K under the shelf registration statement on Form S-3 (File No. 333-268957) filed January 23, 2023 with respect to the sale by the Company of (i) 7.875,000 shares (the “Firm Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) (ii) pre-funded warrants to purchase up to 1,777,174 shares of Common Stock (the “Pre-Funded Warrants” and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares” and together with the Shares and the Pre-Funded Warrants, the “Registered Securities”), pursuant to the terms of the Placement Agreement and the Securities Purchase Agreement, as defined below.

We have examined originals or copies of each of the documents listed below:

1.            The Restated Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2.            The Amended and Restated Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3.            The Placement Agency Agreement dated May 31, 2024 between Roth Capital Partners, LLC, and the Company (the “Placement Agreement”);

4.            The Securities Purchase Agreement dated as of May 31, 2024 between the Company and each of the purchasers (the “Purchasers”) identified on the signature pages thereto (the “Securities Purchase Agreement”);

5.            The form of the Pre-Funded Warrants; and

5.            Resolutions of the Board of Directors of the Company relating to the registration and issuance of the Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares, as certified by an officer of the Company as of the date hereof.

June 3, 2024

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, Common Stock as is necessary to provide for the issuance of the Shares and the Pre-Funded Warrant Shares.

1.            Issuance of the Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Securities Purchase Agreement, the Firm Shares will be validly issued, fully paid and nonassessable.

2.            Issuance of the Pre-Funded Warrants has been duly authorized by the Company. Issuance of the Pre-Funded Warrant Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Securities Purchase Agreement and the applicable Pre-Funded Warrant, the Pre-Funded Warrant Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

June 3, 2024

We consent to your filing of this opinion as an exhibit to the report on Form 8-K and further consent to the use of our name wherever appearing in the 8-K. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Common Stock. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

CDOL/cete